AGREEMENT FOR THE ACQUISITION OF THE OUTSTANDING STOCK OF
                      AMERIDIAL, INC. BY DIGITEC 2000, INC

THIS AGREEMENT (the "Agreement") is effective as of October 31, 1997, by and among DIGITEC 2000 (the "Purchaser"), a Nevada corporation with offices at 8 West 38th Street, 5th Floor, New York, New York, 10018, and all of the Shareholders of Ameridial, Inc., whose names, addresses and signatures are set forth on Schedule 1 hereto (collectively, the "Selling Shareholders"). The Selling Shareholders collectively own 100% of the issued and outstanding shares (the "Ameridial Shares") of stock in Ameridial.

The parties agree as follows:

SECTION 1. Purchase and Sale

1.1 Sale of Ameridial Shares. Subject to all of the terms and conditions of this Agreement, simultaneously upon execution of this Agreement, each of the Selling Shareholders hereby agrees to sell, assign, transfer and convey to Purchaser, and Purchaser agrees to accept and purchase, for the consideration below, all of such Shareholder's right, title and interest in and to Ameridial Shares. Simultaneously upon the execution of this Agreement, each of the Selling Shareholders shall deliver to Purchaser certificates representing all Ameridial Shares owned by such Shareholder and Purchaser shall deliver the payments described below. It is understood that Purchaser will not proceed hereunder unless and until David Siegel and Peter Zeppieri have entered into satisfactory employment agreements with Purchaser and the current officers and directors of Ameridial have resigned such positions.

SECTION 2 Consideration

2.1 Consideration. As consideration for the sale of Ameridial Shares, Purchaser, upon its receipt of the Ameridial Shares, duly endorsed for transfer, shall pay to the Selling Shareholders 52,632 shares ("DigiTEC Shares") of DigiTEC 2000, Inc. common stock, $.001 par value, having an aggregate "Market Value" of $500,000. Market Value shall mean $9.50 per share of DigiTEC, Inc. Common Stock, the closing price as quoted on the applicable trading system on October 31, 1997. DigiTEC shall deliver an aggregate 44,737 of the DigiTEC Shares on the closing date to the Selling Shareholders. The remaining 7,895 of the DigiTEC Shares ("Escrow Payment") shall be retained by DigiTEC under the escrow in
Section 2.2. The DigiTEC Shares shall be issued to the Selling Shareholders in proportion to the number of Ameridial Shares held by each such Shareholder in relation to the aggregate number of Ameridial Shares outstanding as of the date hereof. The DigiTEC Shares to be delivered on the closing date shall be registered in the names of the Selling Shareholders, as appropriate, provided, however, that each Selling Shareholder shall execute a blank stock power for the shares constituting the Escrow Payment.

2.2 Escrow

In the event that Purchaser, within the one (1) year period following the closing date ("Escrow Period"), is subject to any claims, liabilities, losses, costs, damages, or expenses (including, without limitation, reasonable counsel fees incurred in litigation, investigation or otherwise) due to the breach of any of Selling Shareholders' representations, warranties or agreements contained herein or in any certification, schedule, exhibit or writing delivered pursuant hereto, Purchaser, upon ten days' written notice thereof to the Selling Shareholders, shall be entitled to receive from the Escrow Payment the number of DigiTEC shares having the aggregate Market Value equal to the amount of any such damages Purchaser sustains or reasonably believes it will sustain as a result of any such breach. For example, if Purchaser incurs a loss of $10,000, then Purchaser would be entitled to receive 1,000 DigiTEC Shares. Any DigiTEC Shares to which Purchaser becomes entitled to under this Section shall be paid to the Purchaser by the Selling Shareholders in proportion to the number of Ameridial Shares held by each such Shareholder in relation to the aggregate number of Ameridial Shares outstanding as of the date hereof. Within ten (10) days after the end of the Escrow Period, any remaining Escrow Payment shall be delivered to the Selling Shareholders. The existence of this escrow provision shall not in any way limit or reduce the rights of the Purchaser to otherwise proceed against the Selling Shareholders for indemnity or for any breaches of this Agreement.

2.3 Acknowledgements.

(a) Investment Nature of DigiTEC Shares. As a condition to the Purchaser's issuance of the DigiTEC Shares, each Shareholder acknowledges that (i) he is acquiring the DigiTEC shares for his own account for investment only; (ii) he has substantial experience and knowledge in financial and business matters, or is relying on his own advisors, in order to evaluate the merits and risks of an investment in the DigiTEC Shares; (iii) he has been furnished with and received information with respect to all matters he considers material to the decision to enter into this Agreement and has relied solely upon independent investigations in making the decision to enter into this Agreement. No oral or written statement or inducement which is contrary to such information has been made by or on behalf of DigiTEC.

(b) Restricted Nature of DigiTEC Shares. The Selling Shareholders hereby acknowledge that the DigiTEC Shares are subject to the following: (i) The Selling Shareholders may not, directly or indirectly, offer, sell, transfer, assign, pledge, hypothecate or otherwise dispose of the DigiTEC Shares (or solicit any offers to purchase or otherwise acquire or take a pledge of the DigiTEC Shares), except pursuant to (A) an effective registration statement under the Securities Act of 1933, as amended (the "Securities Act"), and the rules and regulations thereunder and (B) an effective registration statement or qualification under applicable "Blue Sky" state securities laws (the "Blue Sky Laws"), or unless the Selling Shareholders shall have delivered to Purchaser an opinion of counsel, which opinion and counsel shall be satisfactory to the Purchaser, to the effect that no registration statement or qualification is required because of the availability of exemptions from registration and/or qualification under the Securities Act and the Blue Sky Laws.

(c) No Registration of the DigiTEC Shares. The Selling Shareholders understand that: (i) the offer and sale of the DigiTEC Shares has not been registered under the Securities Act or registered or qualified under the Blue Sky Laws as of the date of this Agreement; (ii) each of the Selling Shareholders must continue to bear the economic risk in the investment in the DigiTEC Shares before such period of time until the offer and sale of the DigiTEC Shares is subsequently registered and/or qualified under the Securities Law and any applicable Blue Sky Laws or an exemption from such registration and/or qualification is available;
(iii) there can be no assurance that the offer and sale of DigiTEC Shares will be registered and/or qualified under the Securities Act or any applicable Blue Sky Laws at any time; (iv) when and if the DigiTEC Shares may be disposed of without registration in reliance upon Rule 144 of the Securities Act ("Rule 144"), the offer and sale of the DigiTEC Shares may not qualify under Rule 144 since dispositions under such Rule can be made only in limited amounts and in accordance with the terms and conditions of such Rule; (v) if the exemption afforded by Rule 144 is not available, public offer or sale of the DigiTEC Shares without registration will require the availability of an exemption under the Securities Act; (vi) a restrictive legend in substantially the form below shall be placed upon the DigiTEC Shares; and (vii) a notation shall be made in the appropriate records of Purchaser indicated that such DigiTEC Shares are subject to restrictions on transfer and appropriate stop-transfer instructions will be issued to the transfer agent of the Purchaser with respect to such DigiTEC Shares.

(d) Legend on DigiTEC Shares. The Selling Shareholders understand that the DigiTEC Shares shall bear a legend in substantially the following form:

      THE SHARES REPRESENTED HEREBY HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE "ACT"). SUCH SHARES MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, PLEDGED OR HYPOTHECATED UNLESS AND UNTIL REGISTERED UNDER THE ACT AND ANY APPLICABLE STATE SECURITIES LAWS OR, UNLESS, IN THE OPINION OF COUNSEL SATISFACTORY TO THE ISSUER, IN FORM AND SUBSTANCE SATISFACTORY TO THE ISSUER, SUCH OFFER, SALE, TRANSFER, PLEDGE OR HYPOTHECATION IS EXEMPT FROM REGISTRATION OR IS OTHERWISE IN COMPLIANCE WITH THE ACT AND SUCH LAWS.

SECTION 3. Representations, Warranties and Covenants of the Selling Shareholders

Each of the Selling Shareholders hereby jointly and severally represent, warrant and covenant to the Purchaser, as follows as of the date of this Agreement and forever after:

(a) Organization and Authorization; Licenses. Ameridial is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation. Ameridial has all requisite corporate power and authority to own its property and to conduct its business as now conducted. Ameridial possesses adequate licenses, clearances, ratings, permits and franchises, and all rights with respect thereto, to conduct its business substantially as now conducted, without any conflict with the rights of others in any such license, clearance, rating, permit or franchise.

(b) Capitalization. As of the date hereof, the number of issued and outstanding Ameridial Shares is 10 shares. All authorized and issued shares of Ameridial have been validly authorized and issued, and are fully paid and non-assessable. There are no outstanding notes, stock, options, warrants, rights, calls, commitments, conversion rights, plans, arrangements or other agreements of any character providing for the issuance of any authorized but unissued shares of Ameridial. No person has any preemptive rights to acquire any capital stock of Ameridial. Ameridial shares have neither been issued nor are owned or held in violation of any preemptive rights of any person.

(c) Clear Title to Ameridial Shares. Each of the Selling Shareholders, on the date hereof, is the lawful record and beneficial owner of his Ameridial Shares, free and clear of all claims, mortgages, pledges, liens, encumbrances, security interests and adverse interest of every nature whatsoever and has the absolute right, power and capacity to sell, assign and deliver his Ameridial Shares to Purchaser, free and clear of all liens, claims, encumbrances and restrictions.

(d) Financial Statements. Attached hereto as Schedule 3(d) is the balance sheet of Ameridial dated as of October 31, 1997 ("Financial Statements"). The Financial Statements fairly and accurately present the assets, liabilities, shareholders' equity and financial position of Ameridial as of the dates thereof, contain no material misstatements or omissions and contain and reflect all necessary adjustments for a fair presentation of the financial conditions of Ameridial as of such date. Since the date of the Financial Statements, Ameridial has conducted its business in the ordinary course of business consistent with past practices.

(e) Litigation; Insolvency; Statutory Violations. There is no litigation, at law or in equity, or proceeding before any governmental body or any arbitration, suits, investigations pending, or, to the knowledge of Ameridial or the Selling Shareholders, threatened against or relating to any of the Selling Shareholders or Ameridial. Ameridial is not the subject of any existing, pending or threatened insolvency or bankruptcy proceedings under the laws of any jurisdiction. The consummation of the transactions contemplated by this Agreement will not result in any Selling Shareholder or Ameridial being the subject of such proceedings. Neither any of the Selling Shareholders nor Ameridial is in violation of any law, statute, permits or any rule or regulation of any governmental body (including, without limitation, statutes, rules and regulations relating to environmental standards or controls), the violation of which would have a material adverse effect on Ameridial.

(f) Absence of Undisclosed Liabilities. Ameridial has no liabilities or obligations, accrued or contingent (whether or not required to be disclosed on the Financial Statements, in accordance with generally accepted accounting principles), other than (i) liabilities and obligations which are stated or provided for in the Financial Statements and which continue to exist on the date hereof, (ii) liabilities and obligations incurred by Ameridial in the ordinary course of business subsequent to the last date of the Financial Statements and prior to the date hereof, (iii) liabilities and obligations specifically referred to or disclosed herein, and (iv) liabilities and obligations of Ameridial under agreements, operating and service contracts and commitments entered into in the ordinary course of business prior or subsequent to the last date of the Financial Statements, not referred to in (i), (ii) or (iii) above and which, in the aggregate, do not involve more than $5,000 in the aggregate. Since the date of the Financial Statements, Ameridial has not (A) incurred or become subject to, or agreed to incur or become subject to, any material obligation or liability, absolute or contingent, except liabilities incurred in the ordinary course of business and, to the extent required under generally accepted accounting principles consistently applied, reflected in Financial Statements if incurred prior to that time; (B) mortgaged, pledged or subjected to lien, charge or other encumbrance, or agreed to do so, any assets, tangible or intangible other than purchase money liens on equipment incurred to finance the purchase price of the equipment involved and which do not cover any other asset of Ameridial; (C) engaged in any transactions affecting its business or properties not in the ordinary course of business except as contemplated hereby, or suffered any extraordinary losses or waived any rights of substantial value except in the ordinary course of business; (D) granted or agreed to grant, or paid or agreed to pay, any increase in the rate of wages, salaries, bonuses or other remuneration of any employee or become a party to any employment contract or arrangement with any of its directors, officers or employees (other than ordinary wage increases granted to employees following the completion of existing probationary, trial or review employment periods) or become a party to any contract or arrangement with any officer or employee providing for bonuses, profit sharing payments, severance pay or retirement benefits; (E) declared or paid any dividend or made any distribution to Selling Shareholders or issued or sold any of its shares of capital stock or securities exchangeable, convertible or exercisable therefor; (F) changed accounting methods or practices; or (G) amended or terminated any material contract, agreement or license to which Ameridial is a party or by which it is bound.

(g) Taxes. As used herein, "Taxes" shall mean all taxes, assessments, charges, duties, fees, levies or other governmental charges (including interest, penalties or additions associated therewith) including federal, state, city, county, foreign or other income, franchise, capital stock, real property, personal property, tangible, withholding, FICA, unemployment compensation, disability, transfer, sales, use, excise, gross receipts and all other taxes of any kind for which the Seller may have any liability imposed by the United States or any state, county, city, or other taxing agency or jurisdiction therein, or by any other country or foreign government or subdivision or agency thereof, whether disputed or not. All returns and reports of every kind with respect to Taxes, which are due to have been filed in accordance with any applicable law on or before the date hereof, have been duly filed and are correct and complete in all material respects; all Taxes (including, without limitation, all tax deposits) for which Ameridial has any liability and which are required to have been paid on or before the date hereof have been paid in full, the amounts accrued as liabilities for Taxes (whether accrued as currently payable or deferred Taxes) on the books of Ameridial and reflected in the Financial Statements are adequate to satisfy all unpaid liabilities for Taxes of Ameridial through the date of this Agreement, including Taxes accruable upon income earned through that date; there are not now any extensions of time in effect with respect to the dates on which any returns or reports of Taxes were or are due to be filed; all deficiencies asserted as a result of any examination of any return or report of Taxes have been paid in full, accrued on the books of Ameridial, or finally settled, and no issue has been raised in any such examination which, by application of the same or similar principles, reasonably could be expected to result in a proposed deficiency for any other period through the date hereof not so examined; no claims have been asserted, and no proposals or deficiencies for any Taxes are being asserted, proposed or threatened, and no audit or investigation of any return or report of Taxes is currently underway, pending or threatened; none of Ameridial or Selling Shareholders have entered into any outstanding waivers or agreements for the extension of time for the assessment of any Taxes or deficiencies thereof, nor are there any requests for rulings, nor are there any outstanding subpoenas or requests for information, notices of proposed reassessment of any property owned or leased by Ameridial thereof, or any other matter pending between Ameridial and any taxing authority; and there are no liens for Taxes upon any property or assets of Ameridial except liens for current Taxes not yet due, nor are there any liens which are pending or threatened. Ameridial has delivered to the Purchaser true and complete copies of all federal, state and foreign income tax returns (together with any Revenue Agent's Reports) filed by it relating to the operations of Ameridial for the taxable years requested by the Purchaser. Ameridial has previously made available to the Purchaser any information relating to circumstances under which Ameridial could reasonably be expected to have exposure for additional Taxes.

(h) Good Title; Valid Leaseholds. Ameridial has good and marketable title to, or valid leasehold interests in, all of its assets, including, without limitation, its customer list, subject to no liens except as shown on its Financial Statements. The assets shown on the Financial Statements constitute all of the properties, assets, rights, contracts, leases, easements, permits, licenses and real and personal property heretofore utilized by Ameridial in the conduct of its operations. The real and personal property owned or leased by Ameridial, including, without limitation, all equipment and machinery of Ameridial, is in good order and proper repair. None of the Selling Shareholders nor any third party owns or has any rights in or to any assets or property used to carry on the business or operations of Ameridial, including, without limitation, its customer list. Such of the assets as constitute inventory are on the date hereof in good condition. Ameridial has good and marketable title to the machinery and equipment, merchandise, materials, supplies and other property of every kind, tangible or intangible, which are shown as assets on the Financial Statements, free and clear of all claims, liens, mortgages, pledges, security interests, encumbrances or charges of any kind. Ameridial has complied with all obligations under all material leases to which it is a party and under which it is in occupancy or possession and all such leases are in full force and effect. Ameridial enjoys peaceful and undisturbed possession under such leases.

(i) No Default or Event of Default. There exists no event or condition which constitutes a default under any material mortgage, indenture, lease, contract, agreement, instrument, judgment, decree, or order to which Ameridial is a party or by which it or any of its properties is bound. No such mortgage, indenture, lease, contract, agreement, instrument, judgment, decree or order limits in any material way the freedom of any person or entity acquiring control of Ameridial from performing in accordance with its terms. Neither Ameridial nor any of the Selling Shareholders has received any notice from any party to any such contract with respect to such party's unwillingness or inability to perform thereunder.

(j) ERISA. Neither Ameridial nor any of its affiliates maintains or contributes to any employee pension benefit plan within the meaning of ERISA Section 3(2) (including a Multiemployer Plan), that is covered by Title IV of ERISA or is subject to the minimum funding standards under Code Section 412 and is maintained by the Seller or any ERISA Affiliate.

(k) Agreements. Ameridial is not a party to any agreement or instrument or subject to any corporate restriction that has or the performance or violation of which could, on the date hereof, reasonably could be foreseen to have a material adverse effect on Ameridial. Ameridial has delivered to Purchaser every fully or partially executory agreement or purchase order pursuant to which Ameridial is obligated to deliver goods or perform services, or pay for goods, services or other property in amount in excess of $5,000 in respect of any one person, including, without limitation, any agreement with present or former officers, directors, consultants, agents, brokers, vendors, customers and or dealers of any nature. True, correct and complete copies of all such agreements have been delivered to the Purchaser.

(l) Hazardous Wastes. There are no outstanding or written notices received by Ameridial from any governmental authority (federal, state or local) alleging that any of its property or its business is in violation of any law, ordinance or regulation relating to health, industrial hygiene or to the environment. During the time in which Seller has had any right, title or interest in and to its property or business, neither Ameridial, nor, to Ameridial's best knowledge, any third party has used, generated, manufactured, stored or disposed of on the property or transported to or from the Property any Hazardous Material (as defined below) except for cleaning, maintenance and repair materials customarily used in Ameridial's business and Seller has no actual knowledge that, at any time, any party has used, generated, manufactured, stored or disposed of on its property or transported to or from its property any Hazardous Material except for cleaning, maintenance and repair materials customarily used in the business. As used in this Agreement, the term "Hazardous Material" means any substance, material or waste which is regulated as a hazardous or toxic substance, material or waste by any state or local government or the United States government. The term "Hazardous Material" includes, without limitation, any material, substance or waste defined as "hazardous waste", "extremely hazardous waste", "restricted hazardous waste", "hazardous substance", "hazardous material", "toxic substance", "solid waste", or "pollutant or contaminant" under any local, state or federal law; petroleum; asbestos; and such other substances, materials and wastes which are or become regulated under local, state or federal law, or which are classified as hazardous or toxic under federal, state, or local laws or regulations.

(m) Insurance. Ameridial has delivered to Purchaser true and correct copies of all policies or binders of insurance of Ameridial in force as of the date hereof. No claims are pending under any such policies. Ameridial is not in default with respect to any provisions contained in any such policy or binder, nor has it failed to give any notice or present any claim under any such policy or binder in due and timely fashion. There are no outstanding unpaid claims under any such policy or binder, or claims for worker's compensation. Ameridial has not received notice of cancellation or non-renewal of any such policy or binder.

(n) Employment Matters. (i) There are no employment, management or consulting agreements, understandings or contracts between Ameridial and any person including with respect to the payment of any bonuses or incentives. (ii) There is neither pending nor threatened any labor dispute, strike or work stoppage involving employees of Ameridial which affects or which may affect its business or which may interfere with its continued operations. There are no union organization efforts relating to employees of Ameridial or any representation question involving recognition as a collective bargaining agent for any employees of Ameridial. Ameridial has not been charged with any violation, nor to the best of Ameridial's knowledge is Ameridial under investigation with respect to, any charge by the National Labor Relations Board, the Equal Employment Opportunity Commission, the Immigration and Naturalization Service, the Department of Labor, the Occupational Safety and Health Review Commission, the Internal Revenue Service, the Pension Benefit Guaranty Corporation, any municipal human rights agencies, any wage and hour authority or any other government agency, federal, state or local, concerning any potential or alleged violation of state, federal or other applicable law or administrative regulations, and Ameridial has not been threatened with any such charge or investigation or lawsuit. To the best of Ameridial's knowledge, no wrongful discharge, breach of implied contract, discrimination, wage and hour, workers' compensation, unemployment or similar employment litigation by any person or entity or agency, under any statute, code, law or ordinance, or based upon any common law right or other right arising in law or equity, is pending or threatened against Ameridial, nor does any basis therefor exist which could give rise to a claim which could have a material adverse effect. (iii) Ameridial has complied with all laws, regulations, wage orders and other administrative rulings or orders regarding employment and employment practices and wages and hours applicable to the operation of its assets, including, but not limited to, all requirements and regulations under the Immigration Reform and Control Act of 1986 ("IRCA"), concerning review, collection and retention of evidence of ability to live and work lawfully in the United States (including, but not limited to "I-9" forms), and the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA"), concerning notice of right and opportunity to continue group health insurance coverage, if any, at favorable rates. Ameridial is not a party to any collective bargaining agreements and its relations with its employees are satisfactory. (iv) Ameridial has not received any oral or written notice of violation of any law, decree, order or regulation applicable to it, including, without limitation, those relating to employment practices (such as discrimination, health and safety), including, without limitation, the federal Occupational Safety and Health Act of 1970, as amended, and any similar state legislation regulations, and environmental protection (such as air, water and noise pollution) under any environmental laws.

(o) Subsidiaries. Ameridial owns no stock in any other corporation nor does it have any proprietary interest or voting rights in the securities of any other corporation, association or business organization.

(p) Full Disclosure. No financial statement, exhibit, schedule or document required by this Agreement to be prepared and/or furnished by or on behalf of Ameridial or any Selling Shareholder to the Purchaser in connection with this Agreement or any agreement contemplated hereby or delivered pursuant hereto, contained or contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading. The Selling Shareholders, and each of them, shall notify Purchaser promptly of the occurrence of any event or the discovery of any fact to the contrary.

SECTION 4. Representations, Warranties and Covenants of the Purchaser.

4.1 Representations, Warranties and Covenants of the Purchaser. The Purchaser represents, warrants and covenants to each of the Selling Shareholders as follows as of the date of this Agreement and forever after:

(a) Organization and Authorization. The Purchaser is a corporation duly organized and validly existing under the laws of Nevada and has all requisite power and authority to enter into this Agreement and the agreements contemplated hereunder and to consummate the transactions contemplated hereby.

(b) Litigation; Observance of Orders. There are no actions, suits or proceedings pending or threatened, nor is there any basis therefor against or affecting the Purchaser in any court or before an arbitrator of any kind or before or by any governmental body, which involves the possibility of materially and adversely affecting the transactions contemplated by this Agreement or which in any way might adversely affect the validity or enforceability of this Agreement or any other agreement or instrument to which the Purchaser is or is to be a party relating to the transactions contemplated hereby.

SECTION 5. Indemnity

5.1 By the Selling Shareholders. The Selling Shareholders, jointly and severally, agree to indemnify and hold harmless the Purchaser from and against all claims, liabilities, losses, costs, damages, or expenses (including, without limitation, reasonable counsel fees incurred in litigation, investigation or otherwise) sustained by the Purchaser due to the breach of any of Selling Shareholders' representations, warranties or agreements contained herein or in any certification, schedule, exhibit or writing delivered pursuant hereto. To be entitled to indemnification, the Purchaser shall be required to make its claims in writing, describing the nature of the claim in reasonable detail and shall deliver the same by registered or certified mail, return receipt requested, within the applicable period of limitation as prescribed by law. It is understood and agreed that the foregoing provisions are in addition to the rights of Purchaser set forth in Section 2.2 and that the rights granted under
Section 2.2 to Purchaser may be exercised without compliance with this Section. The rights of indemnification provided for hereunder shall be cumulative with any other right Purchaser may have or hereafter acquire under any law, any provision of this Agreement, including, without limitation, Section 2.2, or otherwise, and any rights may be asserted against any Selling Shareholder, without regard to the rights Purchaser may have against any other person or entity.

5.2 By Purchaser. The Purchaser agrees to indemnify and hold harmless the Selling Shareholders from and against all claims, liabilities, losses, costs, damages, or expenses (including, without limitation, reasonable counsel fees incurred in litigation, investigation or otherwise) sustained by the Selling Shareholders due to the breach of any of Purchaser's representations, warranties or agreements contained herein or in any certification, schedule, exhibit or writing delivered pursuant hereto. To be entitled to indemnification, the Selling Shareholder shall be required to make its claims in writing, describing the nature of the claim in reasonable detail and shall deliver the same by registered or certified mail, return receipt requested, within the applicable period of limitation as prescribed by law.

SECTION 6. Miscellaneous

6.1 Brokers. All of the parties hereto represent and warrant to the others that he or it has not employed or dealt with any broker in connection with any transactions contemplated by this Agreement and shall save the other harmless from any and all other claims at any time hereafter made for brokers' or finders' fees or commissions, which claim or claims arise out of any agreement alleged to have been made by the other, concerning or relating to the subject matter of this Agreement.

6.2 Notices. All notices and other communications hereunder will be in writing and will be given by delivery in person, telegram, telex, facsimile or other standard form of telecommunications, or by registered or certified mail, return receipt requested, to the parties at their respective addresses set forth above and on Schedule 1 or to such other addresses as the recipient shall, by notice given pursuant hereto, notify the other parties hereto.

6.3 Additional Documents. The Purchaser and the Selling Shareholders shall each execute and deliver or cause to be executed and delivered such additional instruments as any of the other parties may reasonably request for the purpose of carrying out this Agreement. The Selling Shareholders shall cooperate and use their best efforts to have the present officers, directors and employees of Ameridial cooperate with the Purchaser, after the date hereof, in the collection of accounts and notes receivable owing to Ameridial, and in furnishing information, evidence, testimony and other assistance in connection with any actions, proceedings, arrangements or disputes of any nature with respect to matters pertaining to all periods prior to the date hereof.

6.4 Rights Confined to Parties. Nothing expressed or implied herein is intended or shall be construed to confer upon or give to any person, other than the parties hereto, and their successors and assigns as permitted hereunder, any right, remedy, or claim under or by reason of this Agreement or of any term, covenant, or condition hereto, and all the terms, covenants, conditions, promises, and agreements contained herein shall be for the sole and exclusive benefit of the parties hereto and their successors and assigns as permitted hereunder.

6.5 Confidentiality. The parties hereto agree that the contents of this Agreement shall be held in confidence; provided however that Purchaser shall have the right to make such public announcements and filings as it may deem appropriate to comply with applicable law.

6.6 Survival. The provisions of this Agreement, including, but not limited to, all representations and warranties of the Purchaser and the Selling Shareholders, shall survive the execution of this Agreement and the consummation of the transactions contemplated herein.

6.7 Entire Agreement. This Agreement, together with the agreements entered into in accordance with the terms hereof and contemplated hereby, constitute the entire understanding between the parties hereto with respect to the subject matter hereof and supersede any and all prior agreements between the parties hereto with respect to the subject matter hereof. No amendment may be made to this Agreement except by a writing signed by all parties.

6.8 Assignment. This Agreement is not assignable and any purported assignment shall be null and void and of no effect.

6.09 Severability. This Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Agreement or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this

Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.

6.10 Effect of Headings. The Section and subsection headings contained herein are for convenience only and shall not affect the construction hereof.

6.11 Governing Law. This Agreement shall be governed and construed in accordance with the internal, substantive laws of the State of New York without giving effect to the conflict of laws rules thereof and any action relating thereto shall be brought exclusively in the state or federal courts of the State of New York.

6.12 Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed to be an original, and all such counterparts shall constitute but one instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers or other representatives thereunto duly authorized, as of the date first above written.

DIGITEC 2000, INC.

By: /s/ Frank C. Magliato
    -------------------------

Title: President and CEO

Date: 10/31/97

                                   SCHEDULE 1

                      AMERIDIAL, INC. SELLING SHAREHOLDERS:

David Siegel
11 Inverness Drive
New City, New York 10956

Social Security:              102 46 0858

Ameridial Shares:             4.75 shares

Percent of issued and
Outstanding
Ameridial Shares:             47.5%


/s/ David Siegel
----------------
Signature


Dated: 10/31/97

Peter Zeppieri
48 Davison Ave.
East Rockaway
NY NY 11518

Social Security:              125 36 7508

Ameridial Shares:             5.25 shares

Percent of issued and
Outstanding
Ameridial Shares:             52.5%

/s/ Peter Zeppieri
------------------
Signature

Dated: 10/31/97

                                  SCHEDULE 3(d)

                              FINANCIAL STATEMENTS

      Ameridial, Inc.
       Balance Sheet
     October 31, 1997

Assets:
Cash                                     $     60
                                         ========

Liabilities and Equity:
Common Stock                               20,000
Accumulated Deficit                       (19,940)
                                         --------
                                         $     60
                                         ========

      Ameridial, Inc.
  Statement of Operations
     October 31, 1997

Revenues                                 $  4,400

Operating Expenses                        (24,340)
                                         --------
Net Loss                                 $(19,940)
                                         ========